Exhibit (a)(iii) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K

                  FEDERATED MUNICIPAL OPPORTUNITIES FUND, INC.

                           CERTIFICATE OF CORRECTION

         Federated Municipal Opportunities Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies that:

        FIRST:    The title of the document being corrected is:
                  "CERTIFICATE OF CORRECTION"

        SECOND: The only party to the document being corrected is Federated Municipal Opportunities Fund, Inc.

        THIRD: The document being corrected was filed with the State Department of Assessments and Taxation of Maryland on October 21, 1996.

        FOURTH: A. Article FOURTH B of the Certificate of Correction as filed on October 21, 1996, reads as follows:

                  "FORTH: (a) The Corporation is authorized to issue shares of common stock, par value $0.001 per share. The aggregate par value of all shares which the Corporation is authorized to issue is $2,000,000. Subject to the following paragraph, the authorized shares are classified as 500,000,000 shares of the Class A Shares, 500,000,000 share of the Class B Shares, 500,000,000 shares of the Class C Shares, and 500,000,000 shares of the Class F Shares."

                  B. As corrected, Article Fourth B of the Certificate of Correction reads as follows:

                  "FOURTH: (a) The Corporation is authorized to issue two billion (2,000,000,000) shares of common stock, par value $0.001 per share. The aggregate par value of all shares which the Corporation is authorized to issue is $2,000,000. Subject to the following paragraph, the authorized shares are classified as 500,000,000 shares of the Class A Shares, 500,000,000 shares of the Class B Shares, 500,000,000 of the Class C Shares, and 500,000,000 shares of the Class F Shares.

IN WITNESS WHEREOF, Federated Municipal Opportunities Fund, Inc. has caused these presents to be signed in its name and on its behalf, as of April 11, 1997, by its duly authorized officers who acknowledge that this Certificate of Correction is the act of the Corporation, that to the best of their knowledge, information, and belief, all matters and facts set forth herein that are required to be executed under oath are true in all materials respects, and that this statement is made under the penalties of perjury.


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WITNESS:                                           FEDERATED MUNICIPAL
                                                   OPPORTUNITIES FUND, INC.

/S/ S. ELLIOTT COHAN                               BY:  /S/ JOHN W. MCGONIGLE
S. Elliott Cohan                                   John W. McGonigle
Assistant Secretary                                Executive Vice President